                                                   Exhibit 99.B4d


                          [LOGO OF AMERICAN NATIONAL]

                      AMERICAN NATIONAL INSURANCE COMPANY
                         A STOCK LIFE INSURANCE COMPANY


         Annuitant     JOHN DOE                 JUNE 1, 2000   Date of Issue

     Policy Number     VA123456                 JUNE 1, 2060   Annuity Date


                          Home Office: One Moody Plaza

                             Galveston, Texas 77550

  AMERICAN NATIONAL INSURANCE COMPANY ("We, Us, Our") will pay an annuity payment to the Annuitant at its home office in Galveston, Texas, subject to the provisions of this Policy. The annuity payment will begin on the Annuity Date if the Annuitant is then living. The annuity payment will be payable according to the annuity option selected by the Owner ("You, Your"). The amount of the annuity payment will be based on the Accumulation Value on the Annuity Date.

  Prior to the Annuity Date, You may elect to have the Policy surrendered and the Surrender Value paid in a single sum or, with Our consent, under an annuity option as designated in this Policy. Such payment will be in lieu of the annuity payment on the Annuity Date.

  If either You or the Annuitant dies before the Annuity Date, this Policy will be terminated. We will pay to the beneficiary a death benefit. If there are joint Owners and an Owner dies, the beneficiary is the surviving joint Owner. A death benefit will be paid subject to the provisions of the Policy.

  This Policy is issued in consideration of the application and receipt of the first Purchase Payment by Us. Your Policy is a legal contract that You have entered in to with Us. READ YOUR POLICY CAREFULLY.

  RIGHT TO CANCEL POLICY. You may cancel this Policy by returning it to Us or Our agent within ten days after You receive it. We will refund the greater of all Purchase Payments made plus any charges for state premium taxes deducted therefrom or the Accumulation Value determined as of the date the Policy is returned to Us or Our agent plus the amount for any charges for state premium taxes and Separate Account Expenses deducted prior to and on the date the Policy is returned.

  THE ACCUMULATION VALUE IN AMERICAN NATIONAL VARIABLE ANNUITY SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED.

  Signed for Us at Galveston, Texas, on the date of issue.


        /s/ V.G Soler, Jr                   /s/ [ILLEGIBLE]^^
            SECRETARY                            PRESIDENT

     NONPARTICIPATING FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY.
          NO DIVIDENDS. ANNUITY BENEFITS PAYABLE AT THE ANNUITY DATE.
 DEATH BENEFIT PAYABLE IN EVENT OF DEATH OF ANNUITANT OR OWNER PRIOR TO ANNUITY
                                     DATE.

Form WQIII-PQ

                               POLICY PROVISIONS

                                                                        PAGE
          10.  DEFINITIONS OF POLICY TERMS............................   2
          11.  NONPARTICIPATING POLICY................................   3
          12.  PURCHASE PAYMENTS......................................   3
          13.  OWNERSHIP AND BENEFICIARY..............................   3
          14.  POLICY ACCOUNT.........................................   4
          15.  NONFORFEITURE BENEFITS.................................   6
          16.  DEATH BENEFIT..........................................   8
          17.  ANNUITY OPTIONS........................................   9
          18.  GENERAL PROVISIONS.....................................  12

           See the last page for an Alphabetic Guide to this Policy.

                     SECTION 1 DEFINITIONS OF POLICY TERMS

ACCUMULATION PERIOD - The time between the date Accumulation Units are first purchased under the Policy to the earliest of the Annuity Date, the date the Policy is surrendered or the date due proof of Your death is received at Our home office.

ACCUMULATION UNIT - A unit used by Us to calculate a Policy's value in a Subaccount during the Accumulation Period.

ACCUMULATION UNIT VALUE - The value of an Accumulation Unit.

ACCUMULATION VALUE - The sum of (1) the value of Your Accumulation Units and
  (2) value in the Fixed Account.

ANNUITANT - The person or persons who will receive annuity payments.

ANNUITY DATE - The date annuity payments begin.

ANNUITY PERIOD - The time during which annuity payments are being made.

ANNUITY UNIT - A unit used by Us to calculate the dollar amount of variable basis annuity payments.

DATE OF ISSUE - The date the Policy is issued.

ELIGIBLE PORTFOLIO- A Portfolio which corresponds to a Subaccount

FIXED ACCOUNT - A part of Our General Account that will accumulate interest at a fixed rate.

GENERAL ACCOUNT - All of Our assets except those segregated in separate accounts.

NON-QUALIFIED CONTRACT - A Policy that does not receive favorable tax treatment under the Internal Revenue Code.

OWNER ("YOU, YOUR") - The person or entity entitled to exercise all legal rights of ownership in the Policy prior to the Annuity Date or termination of the Policy. You and the Annuitant need not be the same.

POLICY - A Variable Annuity issued pursuant to the prospectus, which sets forth the obligations, and contractual promises, which We make to You.

POLICY YEAR - A one-year period, commencing on either the Date of Issue or a Policy anniversary.

PORTFOLIO - A series of a mutual fund designed to meet specified investment objectives.

PURCHASE PAYMENT - A payment made into the Policy during the Accumulation Period less any premium tax charges.

SEPARATE ACCOUNT EXPENSES - A daily charge deducted from each Subaccount.

SUBACCOUNT - A subdivision of the separate account. Each Subaccount invests exclusively in the shares of a corresponding Eligible Portfolio.

                                   DATA PAGE


OWNER                 ANNUITANT

BENEFICIARY           AS STATED IN COPY OF APPLICATION ATTACHED UNLESS
                      SUBSEQUENTLY CHANGED IN COMPLIANCE WITH POLICY PROVISIONS

AGE AT ISSUE          35                     DATE OF ISSUE  JUNE 1, 2000

ANNUITANT             JOHN DOE                ANNUITY DATE  JUNE 1, 2060

POLICY NUMBER         VA123456

FORM NUMBER                                     BENEFIT

WQIII-PQ              FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY
GMDB3                 3% DEATH BENEFIT RIDER


INITIAL PURCHASE PAYMENT                 $5, 000
MINIMUM ADDITIONAL PURCHASE PAYMENT      $2,000.00
PREMIUM TAX CHARGE                       0.00% OF EACH PURCHASE PAYMENT RECEIVED
                                         FOR PREMIUM TAX IN THE STATE OF TEXAS

SEPARATE ACCOUNT EXPENSES                A DAILY CHARGE OF .00438% IS DEDUCTED
                                         FROM EACH SUBACCOUNT.


ANNUAL CONTRACT FEE                      DURING THE ACCUMULATION PERIOD, AN
                                         ANNUAL FEE OF $35 IS DEDUCTED PRO RATA
                                         FROM YOUR ACCUMULATION VALUE FROM EACH
                                         SUBACCOUNT ON THE LAST DAY OF EACH
                                         POLICY YEAR. THE ANNUAL FEE WILL BE
                                         WAIVED IF THE ACCUMULATION VALUE IS
                                         GREATER THAN $50,000 ON THE LAST DAY OF
                                         THE POLICY YEAR.

PURCHASE PAYMENT ALLOCATION

SUBACCOUNTS
 50%   AMERICAN NATIONAL GROWTH
 50%   FIDELITY INDEX 500


SURRENDER VALUE - The Accumulation Value less any surrender charge.

VALUATION DATE - Each day the New York Stock Exchange ("NYSE") is open for regular trading. A redemption, transfer, or purchase can be made only on days that We are open. We are not always open when the NYSE is open.

VALUATION PERIOD - The close of business on one Valuation Date to the close of business on the next Valuation Date.

VARIABLE ANNUITY - An annuity with payments and values that vary in dollar amount based on the investment results of the Subaccounts You choose.


                       SECTION 2 NONPARTICIPATING POLICY

                       SECTION 2 NONPARTICIPATING POLICY

 This Policy is nonparticipating.  It does not share in Our profits or surplus.

                          SECTION 3 PURCHASE PAYMENTS

FLEXIBILITY. This Policy is a flexible purchase payment annuity. After the initial Purchase Payment, You can choose:

(1)  the amount of Purchase Payment to pay; and
(2)  how often Purchase Payments will be paid.

The amount of additional Purchase Payments may not be less than the minimum additional Purchase Payment specified on the data page.

PURCHASE PAYMENTS.  You may pay Purchase Payments on this Policy until:

(1)  You reach age 86; or
(2)  the date of the Annuitant's death or Your death, whichever comes first.

Purchase Payments may be paid:

(1)  at the home office; or
(2)  to Our authorized agent in exchange for an official signed receipt.

ALLOCATION OF PURCHASE PAYMENTS. Purchase Payments will be allocated between the Subaccounts and Fixed Account as shown on the data page. You may change the allocation for Purchase Payments by sending Us a written request to do so. We will initially allocate any Purchase Payment received on or before the Date of Issue or within fifteen days after the Date of Issue to a money market Subaccount. Upon expiration of this period, if this Policy is not canceled, the Accumulation Value in the money market Subaccount will be automatically transferred to the other Subaccounts and the Fixed Account, in accordance with Your Purchase Payments allocation instructions.

MINIMUM ACCUMULATION VALUE. If the Accumulation Value is less than $2,000, We will terminate this Policy by payment of the Surrender Value to You.

DATE OF CREDITING. The amount of the initial Purchase Payment is shown on the data page. The initial Purchase Payment will be credited as of the Date of Issue. All additional Purchase Payments will be credited on the effective date the additional Purchase Payment is received at Our home office.

                      SECTION 4  OWNERSHIP AND BENEFICIARY

OWNERSHIP. The Owner is shown on the data page. You may exercise all rights of ownership before the Annuity Date, Annuitant's death, or Your death. Your rights are subject to the rights of:

(1)  any assignee of record; or
(2)  any irrevocable beneficiary.

DEATH OF OWNER BRFORE DISTRIBUTION UNDER ANNUITY OPTIONS- Upon Your death, or the death of a joint Owner who is not the spouse of the surviving joint Owner, a death benefit will be paid to Your beneficiary. Upon the death of a joint Owner, where the surviving spouse is the surviving joint Owner, such surviving joint Owner will become the beneficiary. The death benefit will be paid to the spouse, and any other beneficiary designation on record at the time of such death will be treated as a contingent beneficiary, or the spouse may continue the Policy in force. If the joint Owners die simultaneously, the death benefit will be paid to the beneficiary.

Form WQIII-PQ

A beneficiary may request that the death benefit be paid under one of the death benefit options as follows:

4.  lump sum payment;

5.  payment within 5 years of the date of Your death or any joint Owner; or

6. if the death benefit is at least $2,000, payment under an annuity option over the lifetime of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary with distribution beginning within one year of the date of Your death or any joint Owner. Any portion of the death benefit not applied within one year of Your death, must be distributed within 5 years of Your death.

DEATH OF OWNER OR AFTER AN ANNUITY OPTION BEGINS - If You, or any joint Owner, dies after distribution under an annuity option has begun and before the guaranteed payments, if any, have been paid, and You are not an Annuitant, any remaining payments will continue at least as rapidly as under the method of distribution in effect at Your death. Upon Your death, or at the last death of any joint Owner, the beneficiary becomes the Owner.

DEATH OF ANNUITANT - If the Annuitant is not the Owner, and dies before the Annuity Date, this policy will terminate. We will pay to the beneficiary the death benefit as defined in the Death Benefit provision, on the date that due proof of death is received by Us, under one of the death benefit options listed above.

PAYMENT OF DEATH BENEFIT - The beneficiary designation in effect on the Date of Issue will remain in effect until changed. The beneficiary is entitled to receive the death benefits to be paid. Unless You provide otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

1. to the beneficiary(ies) who survive You and/or the Annuitant's death, as applicable; or if there are none
2. to the contingent beneficiary(ies) who survive You and/or the Annuitant's death, as applicable; or if there are none
3.  to Your estate.

We will require due proof of death before any death benefits are paid. Due proof of death will be:

1.  a certified death certificate; or
2. a certified decree of a court of competent jurisdiction as to the finding of death; or
3.  any other proof satisfactory to Us.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments. We must receive proof of death, a proper written claim, and this Policy.

CHANGE OF BENEFICIARY.  You may change a beneficiary if:

(1)  the Annuitant is living; and
(2)  written request in a form acceptable by Us is filed at the home office.

The change will not take effect until it is recorded at Our home office. However, once such change is recorded the change is effective as of the date the request is signed. The change is subject to:

(1)  the rights of an assignee of record; and
(2)  the rights of an irrevocable beneficiary.

                            SECTION 5 POLICY ACCOUNT

AMERICAN NATIONAL FIXED ACCOUNT. You may elect to allocate all or part of Purchase Payments or transfer all or a part of the Accumulation Value under the Policy to a Fixed Account. Such amounts allocated or transferred become part of Our General Account. Subject to applicable law, We have sole discretion over the investment of the assets of the Fixed Account and You do not share in the investment experience of those assets. Instead, We guarantee that the part of the Accumulation Value in the Fixed Account will accrue interest daily at an annual interest rate that We will declare periodically. The declared rate will not be less than 3% per year.

AMERICAN NATIONAL VARIABLE ANNUITY SEPARATE ACCOUNT. The variable benefits under this Policy are provided through investments in the American National Variable Annuity Separate Account. We established the American National Variable Annuity Separate Account as a separate investment account to support Variable Annuity contracts.

We own the assets of the American National Variable Annuity Separate Account. Assets equal to the reserves and other liabilities of the American National Variable Annuity Separate Account will not be charged with liabilities that arise from any other business We conduct. We may transfer to the General Account any assets which exceed the reserves and other liabilities of the American National Variable Annuity Separate Account. American National Variable Annuity Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is also subject to the laws of the state of Texas.

SUBACCOUNTS. The American National Variable Annuity Separate Account has multiple Subaccounts. Each Subaccount invests exclusively in shares of a corresponding Eligible Portfolio. All Subaccounts of the American National Variable Annuity Separate Account are shown on the copy of the attached application. You will share only in the income, gains, and losses of the particular Subaccounts to which Purchase Payments have been allocated or to which Accumulation Value has been transferred. We will value the assets of each Subaccount of the American National Variable Annuity Separate Account at the end of each Valuation Period.

TRANSFERS DURING THE ACCUMULATION PERIOD. At any time that this Policy is in the Accumulation Period, You may transfer all or a portion of the amounts from one Subaccount to another Subaccount, or to the Fixed Account. The minimum amount that may be transferred is $250,or the balance of the Subaccount, if less. You may make 12 transfers each Policy Year without charge. The minimum amount which may remain in a Subaccount after a transfer, is $1,000.

The exchange fee for each additional transfer during the Policy Year is $10. Unused transfers do not carry over from a Policy Year to the next Policy Year. Transfers from the Fixed Account to the Subaccounts have restrictions. The maximum amount which may be transferred out of the Fixed Account each year is the greater of: (a) 10% of the Fixed Account Accumulation Value, or (b) $1,000.

TRANSFERS DURING THE ANNUITY PERIOD. Transfers from the Fixed Account to the Subaccounts are not permitted during the Annuity Period. Transfers among Subaccounts may be made 12 times each Policy Year. You may transfer Annuity Units of one Subaccount into Annuity Units of another Subaccount and/or the Fixed Account except during the five-day period prior to an annuity payment date.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS. We have the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions to the Eligible Portfolios that are held by the American National Variable Annuity Separate Account or that the American National Variable Annuity Separate Account may purchase. We reserve the right to eliminate the shares of any Eligible Portfolio and to substitute shares of another Portfolio of another open-end management investment company. We reserve the right to eliminate the shares of any Eligible Portfolio if the shares of the Eligible Portfolio are no longer available for investment, or if, in Our judgment, further investment in the Eligible Portfolio should become inappropriate in view of the purposes of American National Variable Annuity Separate Account.

We will not substitute for any Eligible Portfolio attributable to Your interest in a Subaccount of the American National Variable Annuity Separate Account without notice to You and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. We have the right to establish additional Subaccounts of the American National Variable Annuity Separate Account, each of which would invest only in a new and corresponding Eligible Portfolio.

We also have the right to eliminate existing Subaccounts of the American National Variable Annuity Separate Account. In case of any substitution or change, We may, by appropriate endorsement, make such changes in this Policy as may be necessary or appropriate. The investment objectives will not be changed without the approval of the Insurance Commissioner of the State of Texas. We also have the right, where permitted by law:

(1) to operate the American National Variable Annuity Separate Account as a management company under the Investment Company Act of 1940;
(2) to deregister the American National Variable Annuity Separate Account under the Act if registration is no longer required; and
(3) to combine the American National Variable Annuity Separate Account with other separate accounts.

Form WQIII-PQ

                        SECTION 6 NONFORFEITURE BENEFITS

ACCUMULATION VALUE. The Accumulation Value is the sum of (1) the value of Your Accumulation Units and (2) value in the Fixed Account. The value of Accumulation Units in each Subaccount equals the Subaccount's Accumulation Unit Value multiplied by the number of Accumulation Units. Additional Purchase Payments will be added to the Accumulation Value the same day as the Purchase Payment is credited. Partial surrenders, systematic withdrawals and any surrender charges applicable to such partial surrenders and systematic withdrawals will be deducted from the Accumulation Value as of the date of each partial surrender and systematic withdrawal.

SEPARATE ACCOUNT ACCUMULATION VALUE. The separate account Accumulation Value attributable to this Policy is the sum of the values of the Subaccounts of the American National Variable Annuity Separate Account that are attributable to this Policy. The separate account Accumulation Value will vary daily with the performance of the Subaccounts in which You have an Accumulation Value, any Purchase Payments received, transfers, partial surrenders, systematic withdrawals and charges assessed. There is no guaranteed minimum Surrender Value on the separate account Accumulation Values.

The Accumulation Unit Value of each Subaccount reflects the investment performance of that Subaccount. We calculate Accumulation Unit Value on each Valuation Date. The Accumulation Unit Value on each Valuation Date is equal to the Accumulation Unit Value for the preceding Valuation Date, multiplied by the net investment factor for that Subaccount on that Valuation Date.

A net investment factor is determined for each Subaccount on a Valuation Date as follows. First, We take the net asset value of a share in the corresponding Eligible Portfolio at the close of business that day, and then add the per share amount of any dividends or capital gains distributions declared by the Eligible Portfolio during the Valuation Period. We divide this amount by the per share net asset value on the preceding Valuation Date. Then We reduce the result for the Separate Account Expenses listed on the data page.

The Company will calculate the Accumulation Unit Value for each Subaccount at the end of each Valuation Period. Investment performance of the Eligible Portfolios, their expenses and the deduction of Separate Account Expenses affect the Accumulation Unit Value for each Subaccount.

FIXED ACCOUNT ACCUMULATION VALUE. The Fixed Account Accumulation Value on any date shall be the sum of (a), (b), (c), and (d), less the sum of (e) and (f), where:

(g) is the Fixed Account Accumulation Value on the immediately preceding date;
(h)  is accumulated interest on (a);
(i) is all Purchase Payments received and allocated to the Fixed Account and any Accumulation Value transferred into the Fixed Account since the immediately preceding date;
(j) is interest accumulated on (c) from the date of receipt of the Purchase Payment allocated to the Fixed Account or the date any Accumulation Value was transferred into the Fixed Account;
(k) is the sum of any partial surrenders or systematic withdrawals from the Fixed Account since the immediately preceding date, and applicable surrender charges; and
(l) is any Accumulation Value transferred out of the Fixed Account since the immediately preceding date.

FULL SURRENDER. You may surrender this Policy for its Surrender Value at any time during the lifetime of the Annuitant and before the Annuity Date. The request for a full surrender must be in writing and accompanied by this Policy. We will pay the Surrender Value to You generally within 7 days after We receive Your written request. We reserve the right to defer payment of any Surrender Value taken from the Fixed Account for up to 6 months from the date of receipt of the request.

The Surrender Value of the Policy will be the Accumulation Value as of the date of surrender less any surrender charges. In each Policy Year, an amount of Accumulation Value equal to the greater of:

(1)  10% of the Accumulation Value; or

(2) Accumulation Value less total Purchase Payments made, may be withdrawn without the deduction of surrender charges. The 10% annual free withdrawal amount is reduced for each partial surrender or systematic withdrawals during each Policy Year as follows. Each time a withdrawal is made the amount of the withdrawal is divided by the Accumulation Value at the time of the withdrawal. The resulting percentage then applies toward the 10% annual free withdrawal. If less than 10% of the Accumulation Value of the Policy is withdrawn in a Policy Year, the remainder of the 10% free amount does not carry over to the next Policy Year. Withdrawals in excess of the described free withdrawal amount are withdrawals of Purchase Payments and are subject to a surrender charge. Surrender charges vary depending on the number of complete years elapsed since the Purchase Payment being withdrawn was paid, on a first paid, first withdrawn basis.

           Complete Years Since Purchase Payment Made        Surrender Charge Percentage
                          Less than 1                                    7%
                               1                                         7
                               2                                         6
                               3                                         5
                               4                                         4
                               5                                         3
                               6                                         2
                        7 and thereafter                                 0

PARTIAL SURRENDERS AND SYSTEMATIC WITHDRAWALS. You may surrender a part of the Accumulation Value at any time during the lifetime of the Annuitant and before the Annuity Date. This Policy will remain in force after a partial surrender or systematic withdrawal. The request for a partial surrender or systematic withdrawal must be:

(1)  in writing; and

(2)  for the amount to be paid to You.

We will pay the partial surrender amount to You generally within 7 days after We receive the written request. We reserve the right to defer payment of any partial surrender amount taken from the Fixed Account for up to 6 months from the date of receipt of the request. We will grant the partial surrender if:

(1)  the request is for at least $250.00; and

(2) an Accumulation Value of at least $2,000.00 will remain after deduction of the amount of the partial surrender and its surrender charge if any.

Unless You request otherwise, We will allocate partial surrenders to the Fixed Account and Subaccounts in proportion to the Accumulation Value in the Fixed Account and in each Subaccount on the date the partial surrender is made.

Under systematic withdrawals, You can instruct Us to make automatic payments of a predetermined dollar amount on a monthly, quarterly, semi-annual or annual basis from one or more specified Subaccounts and the Fixed Account. The total minimum systematic withdrawal payment is $100. The minimum systematic withdrawal from any one Subaccount or the Fixed Account is $50. Systematic withdrawals can be started on the Date of Issue or at any date in the future.

We will grant the systematic withdrawal upon receipt of written notification from You, which includes the following:

(1)  the dollar amount being withdrawn;

(2) whether the systematic withdrawals will be made monthly, quarterly, semi-annually or annually; and

(3) the Subaccounts and/or the Fixed Account from which the systematic withdrawals are to be taken.

If You do not specify the Subaccounts and/or the Fixed Account from which systematic withdrawals are to be taken, then the systematic withdrawals will be taken from each Subaccount and/or the Fixed Account proportionately.

In each Policy Year an amount of Accumulation Value equal to the greater of:

(1)  10% of the  Accumulation Value;  or

(2)  Accumulation Value less total Purchase Payments made,

may be withdrawn without the deduction of surrender charges. The 10% annual free withdrawal amount is reduced for each partial surrender or systematic withdrawal during each Policy Year as follows. Each time a withdrawal is made the amount of the withdrawal is divided by the Accumulation Value at the time of the withdrawal. The resulting percentage then applies toward the 10% annual free withdrawal amount.

Form WQIII - PQ

Partial surrenders and systematic withdrawals of Accumulation Value in excess of the described free withdrawal amount are withdrawals of Purchase Payments and are subject to a surrender charge. The Surrender charge will vary depending on the number of complete years elapsed since the Purchase Payment being withdrawn was paid, on a first paid, first withdrawn basis. The surrender charge will be a percentage of each Purchase Payment or portion thereof withdrawn.
This partial surrender percentage is equal to the surrender charge percentage divided by one minus the surrender charge percentage. The amount of the partial surrender and the amount of the surrender charge, if any, will be deducted from the Accumulation Value.

WAIVER OF SURRENDER CHARGES. We will waive the surrender charge on partial surrenders, systematic withdrawals and full surrenders in the event You become confined to a hospital, hospice facility or convalescent care facility, disabled, or diagnosed with a disabling terminal illness. Those waivers and any restrictions associated with such waivers are set forth below:

(1) Confinement Waiver - The surrender charge will not be imposed as a result of any full or partial surrender or systematic withdrawal made while You are confined, upon written proof from a licensed physician, to the following facilities for 60 or more consecutive days:

          (a) a hospital licensed or recognized as a general hospital by the state in which it is located and is engaged in providing or operating diagnostic and major surgery facilities for the medical care and treatment of injured and sick persons on an inpatient basis for which a charge is made and provides 24-hour nursing service by or under the supervision of a graduate registered nurse (R.N.);

          (b) convalescent care facility licensed by the state as a convalescent nursing facility, a skilled nursing facility, or a custodial care facility and provides continuous nursing service by or under the supervision of a physician or a graduate registered nurse (R.N.) and maintains a daily record of each patient which is available for review by Us and administers a planned program of observation and treatment by a physician which is in accordance with existing standards of medical practice for the injury or sickness causing the confinement; or

          (c) hospice facility which provides a formal program of care for terminally ill patients whose life expectancy is less than 6 months, provided on an inpatient basis and directed by a physician and is licensed, certified or registered in accordance with state law.

Proof of confinement must be provided. This waiver applies to surrenders and withdrawals requested no later than 90 days of the last day of confinement to such facility. The confinement waiver is not available if You are confined to a hospital, convalescent care facility, or hospice facility on the Date of Issue or if the application is signed by power of attorney. You must be age 80 or younger on the Date of Issue and must have entered the hospital, convalescent care facility or hospice facility after 90 days from the Date of Issue.

(2) Disability Waiver - The surrender charge will not be imposed upon any full or partial surrender or systematic withdrawal when You are physically disabled or diagnosed with a disabling terminal illness. We require proof of such disability, including written confirmation of receipt and approval of any claim for Social Security Disability Benefits. Proof of continued disability or a disabling terminal illness may be required through the date of any partial surrender or systematic withdrawal. We reserve the right to have You examined by a licensed physician at Our expense. We will not accept any additional Purchase Payments under the Policy once the disability waiver has been elected. The disability waiver is not available if You are receiving Social Security Disability Benefits on the Date of Issue or You are age 65 or older, or You were diagnosed with a terminal illness before the Date of Issue.

BASIS OF VALUES. All Surrender Values of this Policy are not less than the minimum required by the laws of the state where this Policy is delivered.

DEFERMENT OF PAYMENTS AND EMERGENCY PROCEDURE. We may suspend or delay all procedures which require valuation of a Subaccount if the NYSE is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Subaccounts. Any provision of this Policy which specified a Valuation Date, will be superseded by this emergency procedure.

Form WQIII - PQ

                            SECTION 7 DEATH BENEFIT

DEATH BENEFIT. In case of Annuitant's death or Your death prior to the Annuity Date, a standard death benefit is payable. The standard death benefit is equal to the Accumulation Value on the date due proof of death is received by Us at Our home office. The standard death benefit may be paid in a lump sum to the beneficiary named in the Policy usually within seven days of receipt of proof of death in proper form.

When You purchase Your Policy, You may select an enhanced death benefit rider. If You select one of these riders, the death benefit will be the greater of the Accumulation Value or the guaranteed death benefit provided by the rider.

We will charge a higher Separate Account Expense if You select one of these riders.

If You select an enhanced death benefit rider, the rider will be listed on the data page, and a rider form will be included with this Policy. An enhanced death benefit rider can only be selected at the Date of Issue.

If You have selected an enhanced death benefit rider, the rider can not be changed or terminated unless the entire contract is terminated. The rider expires on the Annuity Date.

                           SECTION 8 ANNUITY OPTIONS

AVAILABILITY. All or a part of any amount payable in settlement of this Policy may be applied to any of the following annuity options, subject to the distribution rules set forth in the Ownership and Beneficiary section of this Policy and applicable requirements of law. We will first discharge in a single sum any liability under an assignment of the Policy and any applicable federal or state taxes, fees or assessments which have not otherwise been deducted or offset and which are based or predicated on the Purchase Payments payable on this Policy. The remaining amount is the net sum payable. Other annuity options can be used if agreed to by Us. If You have not elected an annuity option before the Annuitant's death, the beneficiary can choose one.

The minimum amount that We will apply to any annuity option is $5,000.00. Any election or change must be written in a form that satisfies Us. Our consent is required for:

(1)  any payment to any entity other than a natural person; or

(2)  any change in an elected annuity option.

HOW ANNUITY PAYMENTS ARE DETERMINED. There are a number of ways to receive annuity payments. Annuity payments may be received on a fixed basis and/or on a variable basis. All or a portion of the net sum payable may be allocated to any Subaccount. These variable basis annuity payments will increase or decrease according to the investment experience of the Subaccount. All or a portion of the net sum payable may be allocated to the General Account. These fixed basis annuity payments will never be less than the guaranteed minimum provided for herein.

EXPENSES DURING THE ANNUITY PERIOD. Each Subaccount will be assessed a daily Separate Account Expense of 0.00342%.

ANNUITY OPTIONS.  The following annuity  options are available:

Option 1. Life Annuity. Annuity payment payable monthly during the lifetime of an individual, ceasing with the last annuity payment due prior to the death of the individual. There is no provision for a minimum number of annuity payments or a death benefit for beneficiaries. It would be possible under this option for the payee to receive only one annuity payment if death occurred prior to the due date of the second annuity payment, two if death occurred before the third annuity payment, etc.

Option 2. Life Annuity with 10 or 20 Years Certain and Life Thereafter. An annuity payable monthly during the lifetime of an individual with payments made for a period certain of not less than 10 or 20 years, as elected. The annuity payments will be continued to a designated beneficiary until the end of the period certain upon the death of the individual.

Option 3. Unit Refund Life Annuity. Available on variable basis payments only. An annuity payable monthly during the lifetime of an individual with annuity payments made for a period certain not less than the number of months determined by dividing the amount applied under this option by the amount of the first monthly annuity payment. This option guarantees that the Annuity Units but not the dollar value applied under this payout will be repaid to the payee or his beneficiary.

Form WQIII - PQ

Option 4.    Joint and Survivor Annuity.  An annuity payable monthly during the joint lifetime of two named individuals and thereafter during the lifetime of the survivor, ceasing with the last annuity payment due prior to the death of the survivor. It would be possible under this option, for only one annuity payment to be made if both individuals under the option died prior to the second annuity payment date, or only two annuity payments if both died prior to the third annuity payment date, etc.

Option 5.   Installment Payments, Fixed Period.  An amount payable monthly for a fixed number of years not exceeding 30. Fixed basis annuity payments will include interest at the effective rate of 2.5% per year.

Option 6.   Equal Installment Payments, Fixed Amount.  An amount payable in equal monthly installments (not less than $6.25 per $1,000 applied) until the amount applied, adjusted by Subaccount investment results (variable basis payments) or interest at an effective rate of 2.5 % per year (fixed basis payments), is exhausted. The final annuity payment will be the remaining balance.

Option 7.   Deposit Option.  The amount due may be left on deposit with Us for placement in the General Account with interest at the rate of not less than 2.5% per year. Interest will be paid annually, semiannually, quarterly or monthly as elected.

At any time, any amount remaining under Option 5, 6 or 7 may be commuted or, if that amount is at least $5,000, may be applied under any one of the first four options. In no case may payments under option 1,2,3, or 4 be commuted. When commuting benefits, the interest rate used for discounting will be the effective interest rate used to compute the benefit plus 1%.

The lump sum payment requested will be paid within seven days of receipt of the request at the home office based on the value next computed after receipt of the request. Other annuity options may be made for annuity payments in any reasonable arrangement mutually agreed upon by Us. If the beneficiary dies while receiving annuity payments certain under option 2, 3, 5, or 6 above, the present value will be paid in a lump sum to the estate of the beneficiary. If the beneficiary dies after option 7 has started, the balance held by Us will be paid to the beneficiary's estate.

VALUE OF VARIABLE ANNUITY PAYMENTS: ASSUMED INVESTMENT RATES. The annuity tables in the Policy which are used to calculate the annuity payments are based on an "assumed investment rate" of 2.5%. If the net investment return of the particular Subaccount selected is such that the net investment return to the Contract is 2.5% per annum, the annuity payments will remain constant. If the net investment return exceeds 2.5%, the annuity payments will increase and if the return is less than 2.5%, the annuity payments will decrease.

ANNUITY PROVISIONS. The payment amounts in the annuity option tables are based on the Annuity 2000 Mortality Table and 2.5% interest. The attained age at annuitization will be adjusted downward by one year for each full five year period that has elapsed since January 1, 2000. Such tables provide guaranteed fixed basis annuity payments and the initial variable basis payment for the annuity option indicated.

                  ANNUITY OPTION TABLES FOR ANNUITY PAYMENTS

OPTION 5- TABLE A

MONTHLY ANNUITY PAYMENTS FOR EACH $1,000.00 OF THE NET SUM PAYABLE

Multiply the monthly annuity payment by 2.993 to obtain the quarterly payment, by 5.963 to obtain the semi-annual payment, and by 11.840 to obtain the annual payment.

---------------------------------------------------------------------------------
    Years      Amount  Years  Amount  Years  Amount  Years  Amount  Years  Amount
---------------------------------------------------------------------------------
      1        $84.28      7  $12.95     13   $7.49     19   $5.49     25   $4.46
      2         42.66      8   11.47     14    7.03     20    5.27     26    4.34
      3         28.79      9   10.32     15    6.64     21    5.08     27    4.22
      4         21.86     10    9.39     16    6.30     22    4.90     28    4.12
      5         17.70     11    8.64     17    6.00     23    4.74     29    4.02
      6         14.93     12    8.02     18    5.73     24    4.60     30    3.93
---------------------------------------------------------------------------------

OPTION 1 AND OPTION 2- TABLE B, C AND D

MONTHLY ANNUITY PAYMENT FOR LIFE FOR EACH $1,000.00 OF THE NET SUM PAYABLE

Age in years means age of named individual on birthday prior to the due date of the first payment. For tables B and C, multiply the monthly payment by 2.993 to obtain the quarterly payment, by 5.969 to obtain the semi-annual payment, and by
11.868 to obtain the annual payment. For Table D, amounts for payments other than monthly are available on request.

---------------------------------------------------------------------------------------------------------
      AGE         TABLE B         TABLE C      TABLE D     AGE       TABLE B       TABLE C      TABLE D
      IN         Guaranteed     Guaranteed       Life      IN       Guaranteed    Guaranteed      Life
     YEARS         Period         Period         Only     YEARS       Period        Period        Only
                  10 Years       20 Years                            10 Years      20 Years
---------------------------------------------------------------------------------------------------------
                  Amount          Amount        Amount                Amount        Amount       Amount
---------------------------------------------------------------------------------------------------------
      11           $2.50           $2.50         $2.50      46        $3.43          $3.38        $3.44
      12            2.51            2.51          2.51      47         3.48           3.43         3.49
      13            2.53            2.52          2.53      48         3.53           3.48         3.55
      14            2.54            2.54          2.54      49         3.59           3.53         3.61
      15            2.55            2.55          2.55      50         3.65           3.58         3.67
      16            2.57            2.56          2.57      51         3.71           3.63         3.73
      17            2.58            2.58          2.58      52         3.78           3.69         3.80
      18            2.60            2.60          2.60      53         3.84           3.75         3.87
      19            2.62            2.61          2.62      54         3.92           3.80         3.95
      20            2.63            2.63          2.63      55         3.99           3.87         4.03
      21            2.65            2.65          2.65      56         4.07           3.93         4.11
      22            2.67            2.66          2.67      57         4.16           3.99         4.20
      23            2.69            2.68          2.69      58         4.24           4.06         4.30
      24            2.71            2.70          2.71      59         4.34           4.13         4.40
      25            2.73            2.72          2.73      60         4.44           4.20         4.50
      26            2.75            2.74          2.75      61         4.54           4.26         4.62
      27            2.77            2.76          2.77      62         4.65           4.34         4.74
      28            2.79            2.79          2.80      63         4.76           4.41         4.87
      29            2.82            2.81          2.82      64         4.88           4.48         5.00
      30            2.84            2.83          2.84      65         5.01           4.55         5.15
      31            2.87            2.86          2.87      66         5.14           4.61         5.31
      32            2.89            2.89          2.90      67         5.28           4.68         5.48
      33            2.92            2.91          2.93      68         5.43           4.74         5.65
      34            2.95            2.94          2.96      69         5.58           4.81         5.85
      35            2.98            2.97          2.99      70         5.74           4.86         6.05
      36            3.02            3.00          3.02      71         5.91           4.92         6.27
      37            3.05            3.03          3.05      72         6.08           4.97         6.51
      38            3.08            3.07          3.09      73         6.25           5.02         6.76
      39            3.12            3.10          3.13      74         6.44           5.06         7.03
      40            3.16            3.14          3.16      75         6.62           5.09         7.33
      41            3.20            3.17          3.20      76         6.81           5.13         7.64
      42            3.24            3.21          3.25      77         7.00           5.15         7.98
      43            3.28            3.25          3.29      78         7.19           5.18         8.35
      44            3.33            3.29          3.34      79         7.38           5.20         8.74
      45            3.38            3.34          3.39      80**       7.56           5.22         9.16
----------------------------------------------------------------------------------------------------------

     ** and over

Form WQIII - PQ

OPTION 4

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENT FOR EACH  $1,000.00 OF NET SUM
PAYABLE

Age in years means age of the named individual on the birthday prior to the due date of the first payment. Monthly annuity payment amount during the joint lifetime of two named individuals with annuity payment during the lifetime of the surviving individual based on the elected Specified Amount Payment.

--------------------------------------------------------------------------------------------------------------------
  AGE        Specified        Specified         Specified       AGE       Specified      Specified
  IN           Amount        Amount Two-          Amount        IN          Amount      Amount Two-      Specified
 YEARS        One-Half         Thirds              Full        YEARS       One-Half        Thirds       Amount Full
              Payment          Payment           Payment                   Payment         Payment        Payment
--------------------------------------------------------------------------------------------------------------------
   55          $4.02            $3.83             $3.50          63         $4.86            $4.57          $4.09
   56           4.10             3.91              3.56          64          4.99             4.69           4.18
   57           4.19             3.98              3.62          65          5.14             4.82           4.28
   58           4.29             4.07              3.69          66          5.30             4.95           4.39
   59           4.39             4.16              3.76          67          5.46             5.10           4.50
   60           4.49             4.25              3.83          68          5.64             5.26           4.62
   61           4.61             4.35              3.91          69          5.83             5.42           4.76
   62           4.73             4.46              4.00          70          6.04             5.60           4.89
--------------------------------------------------------------------------------------------------------------------

Amounts shown apply if both named individuals are the same age. Amounts for annuity payments other than monthly and for other ages are available on request.

                         SECTION 9  GENERAL PROVISIONS

CONTRACT AND REPRESENTATIONS. This Policy and the attached copy of the application, and any attached riders, form the entire contract. All statements in the application will be deemed representations and not warranties. Only statements in the application will be used to defend a claim or to contest the contract.

MODIFICATION OF CONTRACT. Only Our president, a vice-president, or secretary has the power to change this Policy. Any change must be in writing signed by one of the above-named officers.

EFFECTIVE DATE. This Policy takes effect on the Date of Issue shown on the data page upon:

(1)  payment of the first Purchase Payment; and

(2)  Policy delivery during the Annuitant's lifetime.

Policy Years, months, and anniversaries are measured from the Date of Issue.

INCONTESTABILITY. This Policy will not be contested after it has been in force during the lifetime of the Annuitant for 2 years from the Date of Issue.

ASSIGNMENT. No assignment will bind Us until recorded at Our home office. We are not obliged to see that an assignment is valid or sufficient. Any claim by an assignee is subject to proof of the validity and extent of the assignees interest in the Policy.

CONTRACT SETTLEMENT. All amounts due under this Policy are payable at Our home office. We must be given:

(1)  this Policy for inspection or surrender for  final settlement; plus

(2) proof that the Annuitant is living or proof of death in case of claim by death.

ANNUAL REPORT. While this Policy is in force prior to the Annuity Date, We will provide You with an annual report of the Accumulation Value.

MISSTATEMENT OF AGE. If the age of the Annuitant or other payee is misstated, any benefits or amounts payable will be changed to what the Accumulation Value would have bought for the correct age. In the event We made any underpayments because of such misstatement, the total amount of underpayment due to the payees shall be paid immediately in one sum. Any overpayments by Us shall be deducted from any succeeding payments due under this Policy.

Form WQIII - PQ

     NONPARTICIPATING FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY.
          NO DIVIDENDS. ANNUITY BENEFITS PAYABLE AT THE ANNUITY DATE.
DEATH BENEFIT PAYABLE IN EVENT OF DEATH OF ANNUITANT OR OWNER PRIOR TO ANNUITY
                                     DATE.

                               ALPHABETIC GUIDE

                                                                                                                   PAGE
     Accumulation Value...................................................................................           6
     Addition, Deletion or Substitution of Investments....................................................           5
     Age at Issue.........................................................................................       Data Page
     Allocation of Purchase Payments......................................................................           3
     American National Fixed Account......................................................................           4
     American National Variable Annuity Separate Account..................................................           5
     Annual Report........................................................................................           11
     Annuity Date.........................................................................................       Data Page
     Annuity Options......................................................................................           9
     Annuity Option Tables for Annuity Payments...........................................................           10
     Annuity Provisions...................................................................................           10
     Assignment...........................................................................................           12
     Availability.........................................................................................           9
     Basis of Values......................................................................................           8
     Change of Beneficiary................................................................................           4
     Contract and Representations.........................................................................           12
     Contract Settlement..................................................................................           12
     Date of Crediting....................................................................................           3
     Date of Issue........................................................................................       Data Page
     Death Benefit........................................................................................           9
     Death of Annuitant...................................................................................           4
     Death of Owner Before Distribution Under Annuity Options.............................................           3
     Death of Owner On or After An Annuity Option Begins..................................................           4
     Deferment of Payments and Emergency Procedure........................................................           8
     Effective Date.......................................................................................           11
     Expenses During The Annuity Period...................................................................           9
     Fixed Account Accumulation Value.....................................................................           6
     Flexibility..........................................................................................           3
     Full Surrender.......................................................................................           6
     How Annuity Payments Are Determined..................................................................           9
     Incontestability.....................................................................................           11
     Minimum Guaranteed Death Benefit.....................................................................           9
     Misstatement of Age and Sex..........................................................................           11
     Modification of Contract.............................................................................           11
     Ownership............................................................................................           3
     Partial Surrenders and Systematic Withdrawals........................................................           7
     Payment of Death Benefit.............................................................................           4
     Policy Data..........................................................................................       Data Page
     Purchase Payments....................................................................................           3
     Separate Account Accumulation Value..................................................................           6
     Subaccounts..........................................................................................           5
     Transfers During The Accumulation Period.............................................................           5
     Transfers During The Annuity Period..................................................................           5
     Value of Variable Annuity Payments: Assumed Investment Rates.........................................           10
     Waiver of Surrender Charges..........................................................................           8

     NONPARTICIPATING FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY.
          NO DIVIDENDS. ANNUITY BENEFITS PAYABLE AT THE ANNUITY DATE.
DEATH BENEFIT PAYABLE IN EVENT OF DEATH OF ANNUITANT OR OWNER PRIOR TO ANNUITY
                                     DATE.

                               ALPHABETIC GUIDE

                                                                                                                   PAGE
     Accumulation Value...................................................................................           6
     Addition, Deletion or Substitution of Investments....................................................           5
     Age at Issue.........................................................................................       Data Page
     Allocation of Purchase Payments......................................................................           3
     American National Fixed Account......................................................................           4
     American National Variable Annuity Separate Account..................................................           5
     Annual Report........................................................................................           11
     Annuity Date.........................................................................................       Data Page
     Annuity Options......................................................................................           9
     Annuity Option Tables for Annuity Payments...........................................................           10
     Annuity Provisions...................................................................................           10
     Assignment...........................................................................................           12
     Availability.........................................................................................           9
     Basis of Values......................................................................................           8
     Change of Beneficiary................................................................................           4
     Contract and Representations.........................................................................           12
     Contract Settlement..................................................................................           12
     Date of Crediting....................................................................................           3
     Date of Issue........................................................................................       Data Page
     Death Benefit........................................................................................           9
     Death of Annuitant...................................................................................           4
     Death of Owner Before Distribution Under Annuity Options.............................................           3
     Death of Owner On or After An Annuity Option Begins..................................................           4
     Deferment of Payments and Emergency Procedure........................................................           8
     Effective Date.......................................................................................           11
     Expenses During The Annuity Period...................................................................           9
     Fixed Account Accumulation Value.....................................................................           6
     Flexibility..........................................................................................           3
     Full Surrender.......................................................................................           6
     How Annuity Payments Are Determined..................................................................           9
     Incontestability.....................................................................................           11
     Minimum Guaranteed Death Benefit.....................................................................           9
     Misstatement of Age and Sex..........................................................................           11
     Modification of Contract.............................................................................           11
     Ownership............................................................................................           3
     Partial Surrenders and Systematic Withdrawals........................................................           7
     Payment of Death Benefit.............................................................................           4
     Policy Data..........................................................................................       Data Page
     Purchase Payments....................................................................................           3
     Separate Account Accumulation Value..................................................................           6
     Subaccounts..........................................................................................           5
     Transfers During The Accumulation Period.............................................................           5
     Transfers During The Annuity Period..................................................................           5
     Value of Variable Annuity Payments: Assumed Investment Rates.........................................           10
     Waiver of Surrender Charges..........................................................................           8